Exhibit 5.1

Citigroup Center

153 East 53rd Street

New York, New York 10022-4675

To Call Writer Directly: (212) 446-4800	(212) 446-4800	Facsimile: (212) 446-4900

November 23, 2005

Innophos, Inc.

259 Prospect Plains Road

Cranbury, New Jersey 08512

Innophos Mexico Holdings, LLC

259 Prospect Plains Road

Cranbury, New Jersey 08512

Re	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Innophos, Inc. a Delaware corporation (the “Issuer”) and Innophos Mexico Holdings, LLC (the “Guarantor” and, collectively with the Issuer, the “Registrants”), in connection with the proposed registration by the Issuer of $190,000,000 in aggregate principal amount of its 8.875% Senior Subordinated Notes due 2014 (the “New Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The New Notes are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of August 13, 2004 by and among the Issuer, the Guarantor and Wachovia Bank, National Association, as trustee. The obligations of the Issuer under the New Notes will be guaranteed by the Guarantor under the terms of a Notation of Guarantee issued by the Guarantor pursuant to the Indenture (the “Guarantee”). The New Notes and the Guarantee are to be issued in exchange for and in replacement of the Issuer’s 8.875 % Senior Subordinated Notes due 2014 (the “Old Notes”), of which $190,000,000 in aggregate principal amount is outstanding.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and

November 23, 2005

other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer, (ii) the certificate of formation and limited liability company agreement of the Guarantor, (iii) resolutions of the Registrants with respect to the issuance of the New Notes and the Guarantee, (iv) the Indenture, (v) the Registration Statement, (vi) the Registration Rights Agreement, dated as of August 13, 2004, by and among the Issuer, the Guarantor, Bear, Stearns & Co. Inc. and UBS Securities LLC, relating to the New Notes (vii) the form of New Notes and (viii) the Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, General Corporation Law of the State of Delaware and the Delaware case law decided thereunder or the federal law of the United States.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

When (a) the Registration Statement becomes effective, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the New Notes and the Guarantee (in the forms examined by us) have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the New Notes and the Guarantees (each in the forms examined by us) will be validly issued and binding obligations of the Issuer and the Guarantor, respectively.

November 23, 2005

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP